SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2004

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State of incorporation)	Commission File Number	(IRS employer identification)

222 Piedmont Avenue NE NE Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 404-659-1224

Item 7. Financial Statements and Exhibits

(c) Exhibits

Number

99.1 Press release dated July 28, 2004, regarding the financial results of Oxford Industries, Inc. ("Oxford") for the year ended May 28, 2004.

Item 12. Other Events

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of Oxford's press release dated July 28, 2004 reporting Oxford's financial results for the year ended May 28, 2004. This press release is not to be deemed filed pursuant to the Securities Exchange Act of 1934 or to form a part of the Registrant's public disclosure in the United States or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD INDUSTRIES, INC.

By:/s/Ben B. Blount, Jr.
Ben B. Blount, Jr.
Executive Vice President and
Chief Financial Officer

Date: July 28 2004

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact: J. Reese Lanier, Jr.

Telephone: (404) 653-1446

Fax: (404) 653-1545

E-Mail: rlanier@oxfordinc.com

FOR IMMEDIATE RELEASE

July 28, 2004

Oxford Industries Announces Record Sales and Earnings

Full-Year Net Sales Grow 46% to a Record $1.117 Billion

Full-Year Net Earnings Grow 95% to a Record $39.7 Million

Ben Sherman Acquisition to Close on July 30, 2004

Expects Strong Fiscal 2005 Results, Issues EPS Guidance of $2.70 to $2.85

ATLANTA, GA. - Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the fourth quarter and full year ended May 28, 2004. The Company reported that, for the full year, net sales increased 46% to $1.117 billion from $764.6 million in fiscal 2003. Net income increased 95% to $39.7 million from $20.3 million last year. Diluted earnings per share for the full year increased 78% to $2.38 from $1.34 in fiscal 2003.

For the fourth quarter, Oxford reported that net sales increased 71% to $339.1 million versus $198.1 million in the fourth quarter of last year. Net income increased 256% to $16.5 million from $4.6 million last year. Diluted earnings per share for the fourth quarter increased by 223% to $0.97 per share, higher than the Company's guidance and the most recent consensus estimate of $0.88.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford, Inc. commented, "We are very pleased to have ended the fiscal year with such a strong quarterly performance and to continue to build a strong track record of results. This past year was truly transformational for our company as we integrated the acquisition of Tommy Bahama and announced an agreement to acquire Ben Sherman. We expect continued solid performance in the year ahead from our Menswear and Womenswear Groups and have high expectations from our newly acquired businesses."

The Company noted that better than expected shipments in women's sportswear led the Womenswear Group to a 5.4% sales increase in the fourth quarter to $95.0 million from $90.1 million last year. The Menswear Group benefited from new programs with existing customers that resulted in a fourth quarter sales increase of 9.3% to $117.9 million from $107.9 million last year. The Tommy Bahama Group contributed $126.0 million in the fourth quarter, an increase of 32% over last year when Tommy Bahama was still a private company.

Gross margins for the quarter increased by over ten percentage points to 31.2% versus the year-ago level of 20.8%. For the full year, gross margins rose to 30.5% versus 20.9% in fiscal 2003 due to the higher margins earned by the Tommy Bahama business. Operating expenses, which also reflect the addition of Tommy Bahama, increased as a percentage of sales to 22.4% in the quarter versus a year-ago level of 16.1%. For the full year, operating expenses were 23.2% of sales versus 16.3% in fiscal 2003.

Mr. Lanier noted, "We are looking ahead to another strong year of growth for our company. A combination of stable performance in our Menswear and Womenswear Groups, continued growth in Tommy Bahama, and the pending inclusion of revenues and earnings from the Ben Sherman acquisition make us confident that we can continue to deliver strong financial results."

Mr. Lanier continued, "We are committed to growing our market presence, particularly in the branded apparel arena. We believe that increasing our focus on lifestyle brands is the right strategy for our company for the long-term. In our Menswear and Womenswear Groups, which are prime sources of revenue and cash flow, we will continue to grow the high value-added segments and rationalize under-performing operations."

To finance the Ben Sherman acquisition and to provide for future growth, the Company has entered into a new $280 million, five-year revolving credit facility. In connection with the new credit facility, a portion of the deferred financing fees from the previous credit facility will be written off. This non-cash charge will take place in the first quarter and will amount to approximately $0.05 per diluted share.

Also today, Oxford updated its financial guidance for fiscal 2005 to reflect the write-off of deferred financing fees and the acquisition of Ben Sherman which is expected to close on July 30, 2004. The Company expects to report fiscal 2005 sales of between $1.285 billion and $1.325 billion. It expects to report diluted earnings per share in the range of $2.70 to $2.85. For the first quarter, the Company anticipates sales in the range of $275 to $285 million and diluted earnings per share in the range of $0.37 to $0.39. For the second quarter, the company anticipates sales in the range of $305 to $315 million and diluted earnings per share in the range of $0.48 to $0.52. For the second half, the company believes appropriate targets for sales are in the range of $705 to $725 million and for earnings per share of between $1.85 and $1.95.

Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

The Company's common stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the Viewpoint acquisition, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) the price and availability of raw materials; (6) our dependence on and relationships with key customers; (7) the ability of our third party producers to deliver quality products in a timely manner; (8) potential disruptions in the operation of our distribution facilities; (9) economic and political conditions in the foreign countries in which we operate or source our products; (10) risks associated with changes in global currency exchange rates; (11) regulatory risks associated with importing products; (12) the impact of labor disputes and wars or acts of terrorism on our business; (13) increased competition from direct sourcing; (14) our ability to maintain our licenses; (15) our ability to protect our intellectual property and prevent our trademarks and service marks and goodwill from being harmed by competitors' products; (16) our reliance on key management; (17) our inability to retain current pricing on our products due to competitive or other factors; (18) the impact of reduced travel to resort locations on our sales; (19) risks related to our operation of restaurants under the Tommy Bahama name; (20) the integration of Ben Sherman into our company; (21) the expansion of our business through the acquisition of new businesses; (22) our ability to successfully implement our growth plans for acquired businesses; (23) our ability to open new retail stores; and (24) unforeseen liabilities associated with the acquisition of acquired businesses.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Exhibit 99.1 to Oxford's Current Report on Form 8-K dated July 16, 2003; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

$ in thousands except per share amounts	Quarters Ended		Year Ended
	May 28, 2004	May 30, 2003	May 28, 2004	May 30, 2003
Net Sales	$339,146	$198,073	$1,116,552	$764,602
Cost of goods sold	233,493	156,923	776,108	604,891
Gross Profit	105,653	41,150	340,444	159,711
Selling, general and administrative	74,173	31,881	251,836	124,285
Amortization of intangibles	1,676	19	6,709	77
	75,849	31,900	258,545	124,362
Royalties and other operating income	1,863	-	5,114	-
Operating Income	31,667	9,250	87,013	35,349
Interest expense, net	5,814	1,786	23,913	1,935
Earnings Before Income Taxes	25,853	7,464	63,100	33,414
Income Taxes	9,359	2,837	23,384	13,087
Net Earnings	$16,494	$4,627	$39,716	$20,327
Basic Earnings Per Share	$1.02	$0.31	$2.47	$1.35
Diluted Earnings Per Share	$0.97	$0.30	$2.38	$1.34
Basic Shares Outstanding	16,214,175	15,039,732	16,099,851	15,034,720
Diluted Shares Outstanding	17,235,628	15,218,544	16,698,744	15,143,290
Dividends Per Share	$0.12	$0.105	$0.45	$0.42

OXFORD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

$ in thousands	May 28, 2004	May 30, 2003
Assets
Current Assets:
Cash and cash equivalents	$ 47,569	$ 24,091
Receivables	176,367	110,304
Inventories	116,410	104,334
Prepaid expenses	16,475	12,631
Total Current Assets	356,821	251,360
Property, plant and equipment, net	51,826	21,971
Restricted cash in escrow	-	204,986
Goodwill	115,426	5,839
Intangibles, net	147,333	682
Other assets, net	23,411	9,408
Deferred income taxes	-	119
Total Assets	$694,817	$494,365

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable	$100,813	$59,031
Accrued compensation	33,113	23,556
Additional acquisition cost payable	22,779	-
Other accrued expenses	30,440	15,063
Dividends payable	1,946	1,579
Income taxes payable	4,294	2,551
Current maturities of long-term debt	98	134
Total Current Liabilities	193,483	101,914
Notes payable	198,760	198,581
Other long-term debt, less current maturities	54	5
Noncurrent liabilities	11,124	4,500
Deferred income taxes	52,419	-
Stockholders' Equity:
Common stock	16,215	15,044
Additional paid-in capital	23,673	7,237
Retained earnings	199,089	167,084
Total Stockholders' Equity	238,977	189,365
Total Liabilities and Stockholders' Equity	$694,817	$494,365

OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Year Ended
$ in thousands	May 28, 2004	May 30, 2003
Cash Flows From Operating Activities
Net earnings	$39,716	$20,327
Adjustments to reconcile net earnings to
Net cash provided by (used in) operating activities:
Depreciation	11,702	5,860
Amortization of intangible assets	6,760	77
Amortization of deferred financing costs	2,475	50
Amortization of bond discount	179	-
(Gain) loss on sale of assets	(637)	462
Equity income	(321)	-
Deferred income taxes	(2,685)	(2,371)
Changes in working capital:
Receivables	(36,354)	(7,106)
Inventories	15,992	(19,793)
Prepaid expenses	1,973	(1,143)
Trade accounts payable	18,228	15,711
Accrued expenses and other current liabilities	4,411	13,617
Income taxes payable	879	2,551
Other noncurrent assets	(4,916)	(649)
Other noncurrent liabilities	5,500	-
Net cash provided by operating activities	62,902	27,593

Cash Flows from Investing Activities
Acquisition net of cash acquired	(222,737)	-
Decrease (increase) in restricted cash	204,986	(204,986)
Investment in deferred compensation plan	(1,842)	-
Purchases of property, plant and equipment	(14,143)	(2,051)
Proceeds from sale of property, plant and equipment	1,675	947
Net cash used in investing activities	(32,061)	(206,090)

Cash Flows from Financing Activities
Payments of long-term debt	(210)	(255)
Payments of debt issuance costs	(7,416)	(7,167)
Proceeds from issuance of common stock	7,181	151
Proceeds from issuance of notes	-	198,581
Dividends on common stock	(6,918)	(6,313)
Net cash (used in) provided by financing activities	(7,363)	184,997

Net increase in Cash and Cash Equivalents	23,478	6,500
Cash and Cash Equivalents at the Beginning of Period	24,091	17,591
Cash and Cash Equivalents at the End of Period	$47,569	$24,091

Supplemental schedule of noncash investing and financing activities:

At May 28, 2004, we accrued $22,779 related to additional acquisition cost that had not been paid.

OXFORD INDUSTRIES, INC
SEGMENT INFORMATION
(UNAUDITED)

$ in thousands	Quarters Ended		Year Ended
	May 28, 2004	May 30, 2003	May 28, 2004	May 30, 2003
Net Sales
Oxford Menswear Group	$ 117,865	$ 107,862	$ 448,800	$ 455,516
Oxford Womenswear Group	95,019	90,109	297,865	308,762
Tommy Bahama Group	126,043	-	369,148	-
Corporate and Other	219	102	739	324
Net Sales	$ 339,146	$ 198,073	$ 1,116,552	$ 764,602

Operating Income
Oxford Menswear Group	$ 15,203	$ 5,650	$ 41,915	$ 27,837
Oxford Womenswear Group	3,125	6,255	11,583	17,321
Tommy Bahama Group	21,313	-	50,644	-
Corporate and Other	(7,974)	(2,655)	(17,129)	(9,809)
Operating income	31,667	9,250	87,013	35,349
Interest expense, net	5,814	1,786	23,913	1,935
Earnings before taxes	$25,853	$ 7,464	$63,100	$33,414